                                   Exhibit 11.

                 Statement re: Computation of Earnings Per Share

Three-Month Period Ended March 31, 1999

-------------------------------------------------------------------------------------------------
                                                                                   Assuming
                                                                Basic            Dilution (2)
                                                          ------------------   ------------------

Weighted average of outstanding shares                           37,138,029           37,138,029

Common equivalent shares:
     Outstanding stock options                                          N/A            1,041,713

Other potentially dilutive securities:
     Convertible Notes (1)                                              N/A            3,571,429

                                                          ------------------   ------------------
Shares used in computing
net income (loss) per common share                               37,138,029           41,751,171
                                                          ==================   ==================


Net income (loss)                                             $ (15,871,000)       $ (15,871,000)

Adjustments assuming dilution:
 Interest expense adjustment, net of applicable taxes                   N/A            1,765,000

                                                          ==================   ==================
Net income (loss)                                             $ (15,871,000)       $ (14,106,000)

                                                          ==================   ==================
Net income (loss) per common share                            $       (0.43)       $       (0.43)
                                                          ==================   ==================




(1) - On September 16, 1997, the company sold $100 million of 5% convertible subordinated notes due October 2002. The notes are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share.

(2) - Subsidiary stock options that enable holders to obtain subsidiary's common stock pursuant to effective stock option plans are included in computing the subsidiary's earnings per share, to the extent dilutive. Those earnings per share data are included in the Company's per share computations based on the Company's holdings of the subsidiary's stock. For the three months ended March 31, 1999, all such subsidiary stock options were anti-dilutive.